Exhibit 5.1

O’Melveny & Myers LLP Two Embarcadero Center 28ᵗʰ Floor San Francisco, CA 94111-3823	T: +1 415 984 8700 F: +1 415 984 8701 omm.com	File Number: 0145102-00015

February 12, 2021

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street, Suite 650

Akron, OH 44305

Re: Offering of Common Stock of Babcock & Wilcox Enterprises, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 25,641,026 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (together with 3,846,154 option shares, collectively, the “Shares”) pursuant to that certain Underwriting Agreement, dated February 9, 2021 (the “Underwriting Agreement”), between the Company and B. Riley Securities, Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”). The Shares are being issued pursuant to the shelf registration statement on Form S-3 (File No. 333-236254) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the Commission on February 13, 2020, the base prospectus filed together with the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement dated February 9, 2021, and the final prospectus supplement dated February 10 , 2021 (collectively, the “Prospectus Supplements”). The Base Prospectus and the Prospectus Supplements are collectively referred to as the “Prospectus.”

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered necessary or appropriate for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. On the basis of such examination and subject to the limitations and assumptions in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statements and Prospectus, the Shares will be validly issued, fully paid and non-assessable.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 12, 2021 and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In signing this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

2